Midwest Uranium Corporation

N E W S R E L E A S E

MIDWEST URANIUM CORPORATION ANNOUNCES LETTERS OF INTENT TO ACQUIRE INTEREST IN 74,000 HECTARES OF ATHABASCA BASIN URANIUM PROPERTIES

Vancouver, BC, September 25, 2007 – Midwest Uranium Corporation (“Midwest” or the “Company”) (OTCBB: MWUC) is pleased to announce it has entered into Letters of Intent (the “LOIs”) with Thunder Sword Resources Inc. (“THU”) and 101073531 Saskatchewan Co. (“Saskco”), whereby the Company will acquire up to a 75% working interest in 40,398 hectares of mineral claims, and up to a 49% working interest in 34,374 hectares of mineral claims in the Athabasca Basin in Saskatchewan, Canada. The interest to be acquired by Midwest in the latter 34,374 hectare mineral claim block may be increased to a 75% interest subject to the performance of Tribune Resources Corp. (“Tribune”) which has an option to acquire a 51% interest in such claims upon its completion of a $3 million expenditure program by October 1, 2008.

In addition to acquiring a majority or controlling interest in the subject claims, it is intended that Midwest will assume from Saskco the management and operation of the ongoing exploration programs on the mineral claims, including the planned 4000 meter “phase 1” drilling program on the area known as the Botham Lake Prospect, which is expected to begin in mid to late October, 2007.

Under the LOIs, THU and Saskco have agreed that THU’s vested interest in the 74,772 hectare claim area will be increased from approximately 22% to 25%. The vesting of THU’s additional interest is conditional on the agreement that THU relinquishes its option from Saskco to acquire a further 26% interest in the claims as provided for in THU’s earlier option agreement with Saskco. THU has agreed to such relinquishment on the condition that Saskco agrees to sell and transfer to Midwest, both the 26% relinquished interest held by THU and the remaining 49% interest held by Saskco in such claims. Following the completion of the purchase by Midwest, THU and Midwest have agreed to a reorganization or combination that would consolidate the entire interest in the 74,772 hectare claim block held by Midwest and THU. Any such reorganization or combination will require both shareholder and regulatory approvals and must be completed within 180 days form the date of the LOIs. Upon the completion of the proposed transaction, it is intended that the shareholders of THU will own 25% and the shareholders of Midwest will own 75% of the issued and outstanding shares of the newly combined corporate entity.

During the term of the LOIs, Midwest will assume the obligations of THU to pay the required expenditures under the option agreement granted to THU by Saskco.

In the event that the reorganization or combination does not proceed within the proposed 180 day period, then THU will continue to retain the right to proceed with its earlier held option to acquire an additional 26% interest in such claims. In the event that the reorganization or combination does not proceed within the required 180 day

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Midwest Uranium Corporation

period due to the non–approval of the transaction by shareholders of THU, then THU will be required to reimburse Midwest for any monies paid on its behalf under the option agreement. Otherwise, THU will not be required to reimburse Midwest for the funds expended and THU will receive credit from Saskco for the funds paid by Midwest. Subject to these credits and credits for money expended by Tribune, THU will still be required to expend the balance of its existing obligation of $4 million on such claims by December 31, 2008 in order to acquire the additional 26% interest.

In consideration of its acquisition of the interest in the 74,772 hectares to be acquired from Saskco under the LOIs, Midwest has agreed to create and issue to Saskco up to a maximum of 60 million preferred shares with a deemed issue price of US $0.08 per share. The preferred shares will be voting and convertible into common shares of the Company. If converted, the common shares issued from such conversion will be subject to resale restrictions. The actual number of preferred shares to be issued to Saskco will ultimately depend on the final percentage interest in the claims transferred by Saskco and whether or not such interest includes or excludes the 26% interest being relinquished by THU under the LOIs, and the vesting of the interest held by Tribune in the 34,374 hectare claim block. In addition to the issuance of the preferred shares, Midwest will pay to Saskco a property acquisition fee of $300,000 and agree to expend a minimum of $2 million on the claims in 2008 and an additional $2 million in 2009, as directed by the board of directors of Midwest and Saskco.

Midwest and Saskco have agreed to complete the final form of agreement as between them by November 1, 2007 and thereafter proceed with THU towards implementing the reorganization or combination within a 180 day period from the date of the LOIs.

The management of Midwest, Saskco and THU are excited by this planned consolidation of interest in the subject properties, as it will allow the parties to undertake a more focused and expedited program of exploration and development on the group’s key Athabasca Basin Uranium properties.

A complete “Operational Update” on the above-noted Athabasca Basin Uranium Projects is expected shortly.

About Midwest Uranium Corporation:

Midwest Uranium Corporation’s focus is to acquire, identify and develop significant uranium discoveries in the Athabasca Basin in Saskatchewan and elsewhere.

For more information regarding the Company and its projects, please contact Paul Mitchell of Midwest Uranium Corporation at info@midwesturanium.com or 1 800 293 3312.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements". Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans,

Suite 1680, 200 Burrard Street, Vancouver, B.C. V6C 3L6 Tel 1-800-293-3312

Midwest Uranium Corporation

expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that Midwest will complete the transactions contemplated in the letters of intent with THU and Saskco, including the reorganization or combination with THU.

It is important to note that actual outcomes and Midwest's actual results could differ materially from those in such forward-looking statements. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (1) the failure to complete the transactions contemplated in the letters of intent with THU and Saskco, including the reorganization or combination with THU for any reason whatsoever, (2) the failure to obtain any required approvals, including regulatory approval, shareholder approval or approval from any other third parties, (3) the failure to successfully integrate the businesses of Midwest, THU and Saskco after completion of any reorganization or combination, (4) the failure to complete any planned drill programs, (5) Midwest's ability to retain the employees necessary to continue its operations, (6) the price and demand for uranium, (7) general economic conditions as they affect Midwest and its prospective customers, (12) the ability of Midwest to control costs operating, general administrative and other expenses, and (13) insufficient investor interest in Midwest's securities which may impact on Midwest's ability to raise additional financing as required. Readers should also refer to the risk disclosures outlined in Midwest's quarterly reports on Form 10-QSB, annual reports on Form 10-KSB and Midwest's other disclosure documents filed from time-to-time with the Securities and Exchange Commission.

Suite 1680, 200 Burrard Street, Vancouver, B.C. V6C 3L6 Tel 1-800-293-3312

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